EXHIBIT 20(ii)

                             LETTER TO STOCKHOLDERS
                                   ATTACHMENT

TABLE OF CONTENTS

1.   2001/2002 Major Management Initiatives....................................1
          a.   Effective Budgetary Controls
          b.   Establishment of a Strategy
          c.   Executive Bonus Program Tied to Key Business Targets
          d.   Establishment of a Corporate Culture
          e.   Focus on Planning and Results Against the Plan
          f.   Business Development Initiatives Challenges to be Managed
          g.   Managing Cash Flow
          h.   Enhancing the Product
          i.   Expanding the Product Line
          j.   Changing the Revenue Model
          k.   Continuing to Reduce Costs and Improve Productivity

2.   2002 Company Performance..................................................3
          a.   Royalty Revenue Has Increased
          b.   Financially the Company is More Sound
          c. Global Performed Well Compared to Other Public Companies in its Sector
          d.   Added 5 New Accounts
          e.   Significantly Upgraded Sales Collaterals and the Sales Process
          f.   Signed a Strategic Business Development Partnership
          g.   Added New Wagering Products
          h.   Upgraded E-commerce Facilities, i.e. Ability to Exchange Money

3.   The Dissidents Position on the Company's Performance Claims...............5
          a.   The Financial Condition of the Company Has not Improved
          b. The Pluses to the Bottom Line Were Achieved by Illegally Managing Expenses
          c.   Recorded Excess Revenue
          d. Have Never Delivered Promised Economy of Scale Hid Major Hardware Purchases
          e.   Allowing Licensee to Buy All of Our Licensees, with Cash Due
               Global
          f.   Wasted Investments on Unused Memory
          g.   Have Never Delivered Promised Multi-language, Multi-currency
               Software
          h.   Lost $2.48 Million in Marketing Services
          i.   Conducted Legal Vendettas Against Shareholders
          j.   Excessive Stock Options to Management
          k.   Inadequate Disclosure of the Revised Sale of Licensee
          l.   Management Manipulating the Price of the Stock for Their Benefit
          m.   Will Deplete Company Assets in 3 years

4.   Quality of Company's Leadership Versus That Proposed.....................11
          a.   Bryan Abboud, Your CEO/COO and Your Board
          b.   The Alternate Slate of Directors Nominated
               Review of the Qualifications of the Nominees
                    i.   Allender's Stated Qualifications
                    ii.  Qualifications Claimed by Steve

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                    iii. The Facts Regarding Steve's Qualifications and History
                         in the Business
                    iv.  Qualifications of James Angelakis
                    v.   Remaining Nominees Qualifications
               Lisa's Role in These Actions. How is He Involved and Why
               Other Previous Proposals by Lisa/Steve
          c.   Summary and Challenge in Regards to Both Nominated Slates

5.   How the Dissidents Used their Proxies....................................15
          a.   To Dismiss the Current Board
          b.   Vote on the Adequacy of the Major Licensee Contract

6.   Allendar's Role..........................................................17

7.   The Dissidents Attempts to Disrupt the Meeting...........................18
          a.   Challenged the Ruling That a Quorum Was Present
          b.   Insistence That Roberts Rules of Order Be Followed
          c.   Attempt to Discover How Each Stockholder had voted
          d.   Attempt to Table the Election of the Board Members
          e.   Attempt to Change the Agenda

8.   The Vote for the Various Propositions and the Company's Response.........19
          a.   The Role of the Inspector of Elections
          b.   Challenges to Various Blocks of Votes
          c.   Another Attempt to Change Bylaw Amendments
          d.   Some Other Interesting Comments and Requests of the Dissidents

9.   Apparent Threats of Legal Action Communicated by the Dissidents..........21

10.  Subsequent Actions of the Dissidents.....................................22
          a.   Filed a Temporary Restraining Order to Dismiss the Current
               Management
          b.   Lisa's Claim for Reimbursement of Travel Expenses
          c.   Sent an Auditor to Review Voting Records
          d.   Published a Letter Stating the Dissidents View of the Meeting

11.  Possible Future Legal Action against the Dissidents......................24

12.  The Company's Offers to Steve and his Response...........................26

13.  How Steve has Damaged Stockholders.......................................27
          a. Excessive, Unapproved Dilution of Stockholders Who Actually Invested Money
          b.   Self-Serving stock Transactions
          c.   Undocumented and Excessive Spending on Expenses
          d.   Selling Stock without Notifying the SEC While Promoting
               Aggressively


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